                                                                    EXHIBIT 10.3

                              TAX SHARING AGREEMENT

     This Tax Sharing Agreement (this "Agreement") is entered into as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation ("Gray"), and Triple Crown Media, Inc., a Delaware corporation ("TCM"). Capitalized terms used in this Agreement and not otherwise defined in Article I or otherwise herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of August 2, 2005, by and between Gray and TCM (the "Separation and Distribution Agreement").

                                    RECITALS

     A. Gray is the common parent of an "affiliated group" of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that has filed consolidated federal income tax returns.

     B. TCM is a wholly owned subsidiary of Gray.

     C. Pursuant to the Separation and Distribution Agreement, among other things, (i) Gray agreed to convey, assign and transfer to TCM the sole membership interest in Gray Publishing and (ii) TCM agreed to distribute $40 million to Gray on the Separation Date (collectively, the "Separation").

     D. Immediately after the Separation, Gray shall make a pro rata distribution of all of the TCM Common Stock to the holders of the Gray Common Stock (the "Distribution" and, together with the Separation, the "Reorganization").

     E. Gray and TCM intend that the Reorganization will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and that the Distribution will qualify for nonrecognition treatment under Section 355 of the Code.

     F. Gray and TCM desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     1.01 "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with a specified Person.

     1.02 "Agreement" shall mean this Tax Sharing Agreement between Gray and TCM, as the same may be amended from time to time.

     1.03 "Applicable Federal Rate" shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

     1.04 "Code" shall have the meaning set forth in the Recitals.

     1.05 "Control" or "Controlled" shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

     1.06 "Controlling Party" shall have the meaning set forth in Section 5.01.

     1.07 "Distribution" shall have the meaning set forth in the Recitals.

     1.08 "Final Determination" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer possible.

     1.09 "Gray" shall have the meaning set forth in the preamble to this Agreement.

     1.10 "Gray Group" shall mean Gray and all Subsidiaries of Gray at any time following the Separation but shall not include any member of the TCM Group.

     1.11 "Gray Publishing" shall mean Gray Publishing LLC, a Delaware limited liability company, which is a member of the TCM Group.

     1.12 "Gray Tainting Act" shall mean (a) any breach of any written representation relating to the qualification of the Reorganization as a reorganization described in Section 368(a)(1)(D) of the Code, relating to the qualification of the Distribution as a transaction described in Section 355 of the Code, or relating to the treatment of the stock of TCM as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, which representation is made by Gray in that certain officer's certificate of even date herewith that was provided to King & Spalding LLP in connection with the tax opinion of King & Spalding LLP described in Section 3.3(g) of the Separation and Distribution Agreement, or (b) any action, failure to act or omission by or involving any Person (other than TCM or any other Person that is an Affiliate of TCM immediately before or immediately after such action, failure to act, or omission) after the Distribution Date, if such breach, action, failure to act, or omission contributes to a Final Determination that (i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to qualify as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

     1.13 "Indemnitor" shall have the meaning set forth in Section 5.02.

     1.14 "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

     1.15 "Post-Distribution Period" shall mean any taxable year or other taxable period beginning on or after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins after the close of the Distribution Date.

     1.16 "Pre-Distribution Period" shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

     1.17 "Reorganization" shall have the meaning set forth in the Recitals.

     1.18 "Restructuring Taxes" shall mean any Taxes resulting from or caused by the Reorganization including, but not limited to, any income Taxes imposed pursuant to or as a result of Sections 311, 355(c)(2), 357(c), 361(b)(1)(B), 361(b)(3), 361(c)(2), or 455(b)(1) of the Code, Sections 1.1502-13 or 1.1502-19
of the Treasury Regulations, or Section 5.02(5) of Revenue Procedure 2004-23, 2004-22 I.R.B. 991 (or any corresponding or similar provisions of state, local or non-U.S. income Tax law) and any sales or other transfer Taxes or similar charges imposed with respect to or as a result of the Reorganization.

     1.19 "Separation" shall have the meaning set forth in the Recitals.

     1.20 "Separation and Distribution Agreement" shall have the meaning set forth in the preamble to this Agreement.

     1.21 "Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used.

     1.22 "Tax" or "Taxes", whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a "Taxing Authority"). Whenever the term "tax" or "taxes" is used (including, without limitation, in the context of any duty to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

     1.23 "Taxing Authority" shall have the meaning set forth in the foregoing definition of the term "Tax."

     1.24 "Tax Returns" shall mean all reports, returns, information statements, questionnaires or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

     1.25 "TCM" shall have the meaning set forth in the preamble to this Agreement.

     1.26 "TCM Business" shall mean the Newspaper Publishing Business, or the Graylink Wireless Business, or both businesses.

     1.27 "TCM Group" shall mean TCM and all entities that are Subsidiaries of TCM at any time following the Separation, including without limitation Gray Publishing, Graylink LLC, and Porta-Phone Paging Licensee Corp.

     1.28 "TCM Tainting Act" shall mean (a) any breach of any written representation relating to the qualification of the Reorganization as a reorganization described in Section 368(a)(1)(D) of the Code, relating to the qualification of the Distribution as a transaction described in Section 355 of the Code, or relating to the treatment of the stock of TCM as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, which representation is made by TCM in that certain officer's certificate of even date herewith that was provided to King & Spalding LLP in connection with the tax opinion of King & Spalding LLP described in Section 3.3(g) of the Separation and Distribution Agreement, or (b) any action, failure to act or omission by or involving any Person (other than Gray or any other Person that is an Affiliate of Gray immediately before or immediately after such action, failure to act, or omission) after the Distribution Date, if such breach, action, failure to act, or omission contributes to a Final Determination that
(i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to qualify as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

                                  ARTICLE II.

              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATION

     2.01 OBLIGATIONS TO FILE TAX RETURNS. Gray shall timely file or cause to be filed all Tax Returns that are required to be filed after the Distribution Date by or with respect to the TCM Group that (a) are filed on a consolidated, combined or unitary basis, (b) include both one or more members of the Gray Group and one or more members of the TCM Group, and (c) are for a taxable period that includes the Pre-Distribution Period. Gray also shall timely file or cause to be filed all other Tax Returns required to be filed by one or more members of the TCM Group for any taxable period that includes the Pre-Distribution Period, other than any such Tax Returns relating to sales, use, personal property (tangible or intangible), real property, and ad valorem Taxes arising in the Pre-Distribution Period and attributable to a member of the TCM

Group or to the assets, employees, or transactions of the TCM Business. TCM shall timely file or cause to be filed all other Tax Returns that are required to be filed after the Distribution Date by or with respect to the members of the TCM Group.

     2.02 OBLIGATION TO REMIT TAXES. Gray and TCM shall each remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax for which such party is required to file a Tax Return (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party's group (the Gray Group or the TCM Group) to any Taxing Authority) and shall be entitled to reimbursement for such payments only to the extent provided in Sections 2.03 and 2.04.

     2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

          (a) TCM shall be liable for and shall indemnify and hold the Gray Group harmless against, on a net after Tax basis, (i) any liability for sales, use, personal property (tangible or intangible), real property, and ad valorem Taxes arising in the Pre-Distribution Period and attributable to a member of the TCM Group or to the assets or transactions of the TCM Business, and (ii) any liability for Taxes of any kind arising in the Post-Distribution Period and attributable to a member of the TCM Group or to the assets, employees, or transactions of the TCM Business.

          (b) Except for Taxes specifically allocated to TCM under Section 2.03(a) or Section 2.04(b), Gray shall be liable for and shall indemnify and hold the TCM Group harmless against, on a net after Tax basis, any Tax liability of the Gray Group or of the TCM Group.

          (c) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Gray Group and any member of the TCM Group shall be terminated with respect to the TCM Group as of the Distribution Date.

          (d) TCM shall be entitled to any refund of or credit for Taxes for which TCM is responsible under this Agreement, and Gray shall be entitled to any refund of or credit for Taxes for which Gray is responsible under this Agreement.

     2.04 RESTRUCTURING TAXES; OTHER TAXES RELATING TO THE REORGANIZATION.

          (a) RESTRUCTURING TAXES. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.04(b) below, Gray shall pay, and shall indemnify and hold harmless TCM and any member of the TCM Group from and against, on a net after Tax basis, any Restructuring Taxes and any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending any audit or examination with respect to Restructuring Taxes.

          (b) INDEMNIFICATION FOR TCM TAINTING ACTS. TCM covenants that neither TCM nor any member of the TCM Group shall commit or be party to or the subject of any TCM Tainting Act. To the extent that any member of the Gray Group would not have been liable for the following amounts but for a TCM Tainting Act, TCM shall pay, and shall indemnify and hold harmless the Gray Group from and against, on a net after Tax basis, any liability of any member of the Gray Group attributable to Taxes imposed upon any member of the Gray Group or any other Person (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that
(i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to constitute "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

          (c) INDEMNIFICATION FOR GRAY TAINTING ACTS. Gray covenants that neither Gray nor any member of the Gray Group shall commit or be party to or the subject of any Gray Tainting Act. To the extent that any member of the TCM Group would not have been liable for the following amounts but for a Gray Tainting Act, Gray shall pay, and shall indemnify and hold harmless the TCM Group from and against, on a net after Tax basis, any liability of any member of the Gray Group or the TCM Group attributable to Taxes imposed upon any member of the Gray Group, any member of the TCM Group, or any other Person (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that
(i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to constitute "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

     2.05 PERIOD THAT INCLUDES THE DISTRIBUTION DATE.

          (a) To the extent permitted by law or administrative practice, the taxable year of each member of the TCM Group shall be treated as closing at the close of the Distribution Date.

          (b) If it is necessary for purposes of this Agreement to determine the Tax liability of any member of the TCM Group for a taxable year or period that begins on or before and ends after the Distribution Date and is not treated under Section 2.05(a) as closing at the close of the Distribution Date, the determination shall be made, in the case of Taxes that are based upon income or receipts, by assuming that the relevant taxable period ended at the close of the Distribution Date, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of Taxes that are imposed on a periodic basis, are payable for a taxable period that includes (but does not end on) the Distribution Date, and are not based upon or related to income or receipts, the portion of such Tax that relates to the Pre-Distribution Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the number of days in the entire taxable period.

                                  ARTICLE III.

                                   CARRYBACKS

Without the consent of Gray, which shall not be withheld or delayed unreasonably, no member of the TCM Group shall carry back any net operating loss or other Tax attribute (unless required to carry back such loss or Tax attribute by law) from a Post-Distribution Period to a Pre-Distribution Period. Provided that Gray consents to the carryback or if the carryback is required by law, Gray (or any other member of the Gray Group receiving such refund) shall promptly remit to TCM any refunds it receives with respect to any such carryback. Any refund of Taxes resulting from any such carryback by a member of the TCM Group shall be payable to TCM. For purposes of this Article III, it shall be deemed reasonable for Gray to withhold its consent to any carryback, or alternatively to require reasonable monetary compensation for granting such consent, to the extent that Gray determines in good faith that such carryback will cause (i) an actual increase in the Taxes for which the Gray Group is responsible, or (ii) an actual reduction in the amount of any refund of Taxes payable to the Gray Group or in the amount of any Tax attribute of the Gray Group.

                                   ARTICLE IV.

                                    PAYMENTS

     4.01 PAYMENTS. Payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto. Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment.

     4.02 NOTICE. Gray and TCM shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

                                   ARTICLE V.

                                   TAX AUDITS

     5.01 GENERAL. Except as provided in Section 5.02, each of TCM and Gray shall have sole responsibility for all audits or other proceedings ("Tax Controversies") with respect to Tax Returns that it is required to file under
Section 2.01 (the "Controlling Party"). Except as provided in Section 5.02(c) or
Section 5.02(d), the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

     5.02 INDEMNIFIED CLAIMS.

          (a) Gray or TCM shall promptly notify the other in writing as soon as practicable after receipt by such party of any written communication from a relevant Taxing Authority that proposes adjustment to a Tax Return that may result in liability of the other party

(the "Indemnitor") under this Agreement (a "Proposed Tax Adjustment"). If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the Proposed Tax Adjustments.

          (b) The Indemnitor shall have 30 days after receipt of such notice from the Controlling Party within which to object to the Proposed Tax Adjustment. If the Indemnitor does not notify the Controlling Party within such 30 day period that it objects to the Proposed Tax Adjustment, Section 5.02(c) and Section 5.02(d) below shall not apply, and the Controlling Party shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the Proposed Tax Adjustment.

          (c) If the Indemnitor notifies the Controlling Party that it objects to a Proposed Tax Adjustment, then the Controlling Party shall not thereafter consent to the adjustment or compromise of such Proposed Tax Adjustment without the consent of the Indemnitor, but shall cooperate with the Indemnitor to resolve the Proposed Tax Adjustment on a reasonable basis acceptable to the Indemnitor. Prior to the issuance of any notice raising a Proposed Tax Adjustment or similar stage in the proceedings, however, the Controlling Party shall be responsible for the conduct of the audit, including matters pertaining to such Proposed Tax Adjustment. The Controlling Party shall notify the Indemnitor in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, the Indemnitor shall have the right to attend all such proceedings with any Taxing Authority, the subject matter of which is or includes such Proposed Tax Adjustment.

               (i) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, the Indemnitor shall assume the conduct of all further proceedings, with counsel selected by it, at the Indemnitor's sole expense, insofar as the proceedings relate to a Proposed Tax Adjustment, and thereafter the Indemnitor and the Controlling Party shall jointly be responsible for the conduct of proceedings to contest such Proposed Tax Adjustment.

               (ii) In the event that the Controlling Party receives a notice of deficiency from the Internal Revenue Service, or a similar notice from any other Taxing Authority, and such notice includes one or more Proposed Tax Adjustments, then:

                    (A) upon receiving a written request from the Indemnitor, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency relating to the Proposed Tax Adjustment, or a court of similar jurisdiction with respect to a Proposed Tax Adjustment imposed by any other Taxing Authority, the Controlling Party shall timely file such petition (at the Indemnitor's sole expense); or

                    (B) If (1) the Indemnitor does not request the Controlling Party to file a petition for redetermination of the deficiency pursuant to subsection 5.02(c)(ii)(A) hereof, (2) the Indemnitor requests that the Controlling Party file a claim for refund of Taxes relating to a Proposed Tax Adjustment, and (3) the Indemnitor provides the Controlling Party with sufficient funds to pay the deficiency relating to the Proposed Tax Adjustment, then the Controlling Party (at the Indemnitor's sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

                    (C) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Proposed Tax Adjustment, then the Indemnitor shall have the right to cause the Controlling Party to appeal from such adverse determination at the Indemnitor's sole expense.

                    (D) The Indemnitor and its representatives, at the Indemnitor's sole expense, shall be entitled to the extent permitted by law to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is a Proposed Tax Adjustment, and (2) all appearances before any court, the subject matter of which is a Proposed Tax Adjustment. The right to participate referred to in this subsection 5.02(c)(ii)(D) hereof shall include matters such as the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to a Proposed Tax Adjustment.

          (d) If a notice of proposed adjustment raises both one or more issues that would result in Taxes for which the Controlling Party is liable under this Agreement in addition to one or more issues that constitute Proposed Tax Adjustments for which any other party is liable under this Agreement, then the Controlling Party and the Indemnitor shall cooperate with each other to allow each party to conduct the Tax Controversy with respect to those issues that would result in Taxes for which such party is liable under this Agreement. Each party shall bear the expense of conducting the Tax Controversy with respect to the issues that would result in Taxes for which such party is liable under this Agreement.

                                   ARTICLE VI.

                                   COOPERATION

Gray and TCM shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period. Unless and until there has been a Final Determination to the contrary, each party agrees to treat the Reorganization as a reorganization qualifying under
Section 368(a)(1)(D) of the Code and the Distribution as a transaction qualifying under Section 355 of the Code.

                                  ARTICLE VII.

                          RETENTION OF RECORDS; ACCESS

The Gray Group and the TCM Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Gray Group or the TCM Group for any Pre-Distribution Period or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Distribution Date that the TCM Group proposes to destroy such material or information, they shall first notify the Gray Group in writing and the Gray Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the Gray Group proposes to destroy such material or information, they shall first notify the TCM Group in writing and the TCM Group shall be entitled to receive such materials or information proposed to be destroyed.

                                  ARTICLE VIII.

                           TERMINATION OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

                                   ARTICLE IX.

                  DISPUTE RESOLUTION; MISCELLANEOUS PROVISIONS

To the extent not inconsistent with any specific term of this Agreement, the following sections of the Separation and Distribution Agreement shall apply in relevant part to this Agreement: 6.3 (Privileged Matters), 8 (Dispute Resolution), 9.6 (Amendment), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing
Law), 9.10 (Notices), 9.11 (Counterparts), 9.12 (Binding Effect and Assignment),
9.13 (Severability), 9.14 (Failure and Remedies), 9.15 (Authority), 9.16 (Interpretation).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        GRAY TELEVISION, INC.


                                        By: /s/ Robert S. Prather, Jr.
                                            ------------------------------------
                                        Name: Robert S. Prather, Jr.
                                        Title: President and Chief Operating
                                               Officer


                                        TRIPLE CROWN MEDIA, INC.


                                        By: /s/ James C. Ryan
                                            ------------------------------------
                                        Name: James C. Ryan
                                        Title: Chief Financial Officer and
                                               Secretary